Exhibit 1.1

STOCK PURCHASE AND SALE AGREEMENT

between

WARNING MODEL MANAGEMENT, INC.

and

BERRYMAN & HENIGAR ENTERPRISES

Dated as of August      , 2004

9/24/04 4:38 PM NY #609867 v9

TABLE OF CONTENTS

Page

ARTICLE 1.      Sale and Purchase

Section 1.1.	Sale and Purchase of the Shares
Section 1.2.	Payments
Section 1.3.	Guaranties; Security Agreement
Section 1.4.	Transfer Taxes

ARTICLE 2.      Representations and Warranties of Seller

Section 2.1.	Organization and Qualification of Seller
Section 2.2.	Organization and Qualification of the Company
Section 2.3.	Authorization and Validity of Agreements
Section 2.4.	Capitalization
Section 2.5.	Brokers
Section 2.6.	Accounts Receivables

ARTICLE 3.     Representations and Warranties of Buyer

Section 3.1.	Organization and Qualification
Section 3.2.	Authorization and Validity of Agreements
Section 3.3.	Due Diligence Completed
Section 3.4.	Purchase for Investment
Section 3.5.	Brokers

ARTICLE 4.      Covenants

Section 4.1.	Office Space
Section 4.2.	Computer Network
Section 4.3.	Employees
Section 4.4.	Publicity
Section 4.5.	Resignation
Section 4.6.	Intercompany Payables and Receivables
Section 4.7.	Unfair Competition
Section 4.8.	Cooperation

ARTICLE 5.      Survival; Indemnification

Section 5.1.	Survival of the Representations, Warranties and Covenants
Section 5.2.	Indemnification by Seller
Section 5.3.	Indemnity by Buyer

ARTICLE 6.      Tax Matters

Section 6.1.	Cooperation
Section 6.2.	Post-Closing Elections
Section 6.3.	Reporting of Post-Closing Transactions
Section 6.4.	Carryback of Tax Attributes
Section 6.5.	Accrued Tax Liabilities

ARTICLE 7.      Definitions.

ARTICLE 8.      General Provisions.

Section 8.1.	Entire Agreement
Section 8.2.	Expenses
Section 8.3.	Further Assurances
Section 8.4.	Notices
Section 8.5.	Assignment
Section 8.6.	Counterparts
Section 8.7.	Governing Law
Section 8.8.	Consent to Jurisdiction; Waiver of Jury Right
Section 8.9.	Headings
Section 8.10.	Severability

STOCK PURCHASE AND SALE AGREEMENT

STOCK PURCHASE AND SALE AGREEMENT, dated August      , 2004, between Berryman & Henigar Enterprises, a Nevada corporation (“Seller”), and Warning Model Management, Inc., a New York corporation (“Buyer”).

PRELIMINARY STATEMENT

Seller owns all of the issued and outstanding shares of capital stock (“Shares”) of Employment Systems, Inc., a California corporation (the “Company”) which includes all of the assets owned or leased by the Company and used in the business of the Company, including, but not limited to, client lists, vendor lists, computer lists and/or programs of the Company, and the liabilities of the business or otherwise set forth in the pro forma balance sheet of the Company, a copy of which is attached hereto as Exhibit 1, and, on the terms and conditions set forth in this Agreement, Seller desires to sell the Shares and Buyer desires to purchase the Shares.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.  Sale and Purchase

Section 1.1.  Sale and Purchase of the Shares |HiddenPara|

. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, Seller hereby sells, transfers, assigns and delivers to Buyer, and Buyer shall buy from Seller, the Shares for a purchase price of $1,500,000 (the “Purchase Price”) payable by Buyer in accordance with the terms set forth in Section 1.2.

Section 1.2.  Payments |HiddenPara|

. On the date hereof, Seller shall deliver to Buyer the certificates evidencing the Shares endorsed in blank or accompanied by separate stock powers duly executed in blank and Buyer shall:

1.2.1.  Wire transfer $750,000 in immediately available funds to the account previously designated by Seller; and

1.2.2.  Execute and deliver to Seller a secured note (the “Note”) in the form attached hereto as Exhibit 1.2.2 which shall be in the principal amount of $750,000, bear interest at the pre-default rate of 6% per annum and be otherwise payable in accordance with the terms set forth in the Note.

Section 1.3.  Guaranties; Security Agreement |HiddenPara|

.

1.3.1.  Concurrent with the execution and delivery of this Agreement, Buyer shall cause (a) Dalrada Financial Corporation, a Delaware corporation (“Dalrada”), and the Company to guarantee the obligations of Buyer under the Agreement and the Note pursuant to Guaranties in the form of Exhibits 1.3.1A and 1.3.1B, respectively, and (b) the Company to grant to Seller a security interest in the assets of the Company to secure prompt, full and timely payment and performance of Buyer’s obligations under this Agreement and the Note pursuant to a security agreement (“Security Agreement”) and UCC-1 financing statements (“Financing Statements”) in the forms of Exhibits 1.3.1C and 1.3.1D, respectively.

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Section 1.4.  Transfer Taxes |HiddenPara|

. All transfer, documentary, sales, use, registration and other similar Taxes and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”), if any, arising out of or incurred in connection with this Agreement shall be payable by Buyer. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return. Buyer and Seller shall have the right to review and comment on each such Tax Return and no such Tax Return will be filed without the prior written consent of both Buyer and Seller, which consent shall not be unreasonably withheld or delayed.

ARTICLE 2.  Representations and Warranties of Seller |HiddenPara|

. Seller represents and warrants to Buyer as follows:

Section 2.1.  Organization and Qualification of Seller |HiddenPara|

. Seller is a corporation that is duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Seller shall provide to Buyer a certificate of good standing of Seller from the state of Nevada at the time of closing.

Section 2.2.  Organization and Qualification of the Company |HiddenPara|

. The Company is a corporation that is duly organized, validly existing and in good standing under the laws of the State of California. Seller shall provide to Buyer a certificate of good standing of the Company from the state of California at the time of closing.

Section 2.3.  Authorization and Validity of Agreements |HiddenPara|

. Seller has the power and authority to execute and deliver this Agreement and all other agreements specified in or contemplated by this Agreement to be executed and delivered by Seller and to perform its obligations hereunder and thereunder. This Agreement and all other agreements specified in or contemplated by this Agreement to be executed and delivered by Seller have been duly authorized and approved by all required corporate action and executed and delivered by Seller and constitute the valid and binding obligations of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, securities or other laws or policies relating to or affecting creditors’ rights or the enforcement of indemnification obligations or by general principles of equity.

Section 2.4.  Capitalization |HiddenPara|

. The Company has only one class of authorized capital stock, consisting of 10,000 shares of common stock, no par value, of which 9,000 shares are issued and outstanding. All of the Shares have been duly authorized, validly issued and outstanding and are fully paid and non-assessable. Seller is the lawful record and beneficial owner of the Shares.

Section 2.5.  Brokers |HiddenPara|

. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against either Buyer or the Company for any brokerage or finder’s commission, fee or similar compensation.

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Section 2.6.  Accounts Receivables |HiddenPara|

. Except as set forth in Schedule 2.6, to its Knowledge, Seller has not received actual written notice from any account debtors asserting a material dispute as to the validity or amount of the accounts receivable reflected in Exhibit 1 other than disputes which are accrued for or reserved against in the Company’s bad debt reserves.

ARTICLE 3.  Representations and Warranties of Buyer |HiddenPara|

. Buyer represents and warrants to Seller as follows:

Section 3.1.  Organization and Qualification |HiddenPara|

. Buyer is a corporation that is duly incorporated, validly existing and in good standing under the laws of New York. Buyer has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 3.2.  Authorization and Validity of Agreements |HiddenPara|

. Buyer has the power and authority to execute and deliver this Agreement, the Note and all other agreements specified in or contemplated by this Agreement to be executed by Buyer, Dalrada has the power and authority to execute and deliver its Guaranty and Buyer and Dalrada have the power and authority to perform their respective obligations hereunder and thereunder. This Agreement, the Note, the Guaranties, the Security Agreement, the Financing Statements and all other agreements specified in or contemplated by this Agreement have been duly authorized and approved by all required corporate action and executed and delivered by Buyer, Dalrada and the Company, as the case may be, and constitute their valid and binding obligations enforceable against them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, securities or other laws or policies relating to or affecting creditors’ rights or the enforcement of indemnification obligations or by general principles of equity.

Section 3.3.  Due Diligence Completed|HiddenPara|

. Buyer has satisfactorily completed a careful review of the Company and its business, assets and liabilities and it does not require any further due diligence review of the Company or its business, assets or liabilities.

Section 3.4.  Purchase for Investment |HiddenPara|

. Buyer (a) is a sophisticated investor; (b) has sufficient knowledge and expertise in financial and business matters, investment securities and private placements to evaluate the merits and risks of the transactions contemplated by this Agreement; (c) has made its own inquiry and investigation into the Company and its financial condition, results of operation and prospects; (d) has been granted full access to the books, records, financial statements and management of the Company and has had the opportunity to question and receive answers from representatives of the Company and Seller with regard to the business of the Company and the purchase of the Shares; and (e) is acquiring the Shares for investment and not with a view toward any resale or distribution thereof, except in compliance with applicable law.

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Section 3.5.  Brokers |HiddenPara|

. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of either Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation, other than fees to be paid by Buyer.

ARTICLE 4.  Covenants |HiddenPara|

. The parties hereto further agree as follows:

Section 4.1.  Office Space |HiddenPara|

. Seller shall allow the Company to continue to sublet the current premises used in the conduct of the business of the Company and located at 11590 West Bernardo Court, San Diego, CA 92127 for up to 60 days after the date hereof at the rental rate as currently reflected on the Company’s books. Monthly rent shall be due and payable on the date hereof and 30 days following the date hereof. If the Company vacates the premises prior to the expiration of such 60-day period, Seller shall reimburse to the Company a ratable portion of such rent. If Company fails to vacate the premises on a timely basis, rent shall accrue at a rate equal to 125% of the rental rate currently reflected in the Company’s books from the date hereof until the premises are actually vacated; provided that, in no event, shall the Company be entitled to occupy the premises at any time after December 31, 2004.

Section 4.2.  Computer Network|HiddenPara|

. Seller shall cooperate in the transfer of the Company’s electronic files and network from Seller’s file servers and network to Buyer’s file servers and network; provided that Buyer shall be responsible for any out-of-pocket expenses incurred in connection therewith.

Section 4.3.  Employees|HiddenPara|

. Buyer will cause the Company to continue to engage employees of the Company after the date hereof on terms substantially similar to those currently in effect and assume all on going obligations with respect to such employees, including, without limitation, any and all obligations with respect to and/or arising under any Employee Benefit Plan for a period of not less than 180 days after the date hereof, and Buyer shall, or shall cause the Company to, satisfy in full any severance obligations resulting from the termination of the employment of such employees.

Section 4.4.  Publicity|HiddenPara|

. Neither Seller nor Buyer shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other with a written copy of the text of such release or statement and obtaining the consent of the other respecting such release or statement (which consent shall not be unreasonably withheld or delayed).

Section 4.5.  Resignation|HiddenPara|

. Concurrent with the execution and delivery of this Agreement, the directors and officers of the Company listed in Exhibit 4.5 shall submit their resignations from the Board of Directors and as officers of the Company.

Section 4.6.  Intercompany Payables and Receivables|HiddenPara|

. Effective the date hereof, all amounts currently owed by the Company to any officer, director, shareholder, employee or Affiliate of the Company (“Related Parties”) net of any amount then owed by such persons to the Company shall be assumed by Seller (or, as to net amounts owed to Seller, cancelled) and in all events deemed a capital contribution by Seller to the Company and any net amount then owed by any such person to the Company shall be forgiven by the Company.

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Section 4.7.  Unfair Competition

4.7.1.  Acknowledgements |HiddenPara|

. Buyer acknowledges that the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of Seller and that Seller would not sell the Shares but for such agreements and covenants. Buyer shall cause Dalrada and its and their Affiliates to comply with the restrictions contained in this Section 4.7.

4.7.2.  Buyer’s Covenant |HiddenPara|

. Buyer agrees that until the fifth anniversary of the date hereof (the “Restricted Period”), neither Buyer, Dalrada nor any of their respective Affiliates will, directly or indirectly, provide third parties engineers, inspectors, plan reviewers, construction managers or other personnel of the type currently being used by Seller and its Affiliates (other than the Company) to provide service to customers in any of the counties set forth in Schedule 4.7.2A. Notwithstanding the foregoing, the Company’s continued employment of the individuals identified in Schedule 4.7.2B through October 29, 2004 shall not constitute a breach of the provisions of this Section 4.7.2 but only if Buyer shall, and shall cause the Company, in good faith and through such date, to use their respective best efforts to either (a) relocate such individuals with clients of the Company or with Seller or affiliates of Seller or (b) terminate the employment of such individuals; it being understood that Buyer shall, or shall cause the Company to, satisfy in full any severance obligation resulting from the termination of the employment of such individuals.

4.7.3.  Specific Performance |HiddenPara|

. If there is any breach or threatened breach of any of the provisions in this Section 4.7, Seller shall have the right to obtain specific enforcement and performance of such provisions by any court of competent jurisdiction, it being agreed that any such breach or threatened breach would cause irreparable injury to Seller and that money damages would not provide an adequate remedy to Seller. Such right shall be in addition to, and not in lieu of, any other rights and remedies available to Seller under law or in equity. The provisions hereof shall be construed as a separate covenant covering competition in each of the separate countries, states, counties, cities or other jurisdictions in which Seller has been engaged in business and, to the extent that it shall be judicially determined to be illegal or unenforceable in any such countries, states, counties, cities or other jurisdictions hereof will be valid and enforceable in those jurisdictions and for those periods of time in which such provisions are valid and enforceable. The period of time during which Buyer, Dalrada and their respective Affiliates are prohibited from engaging in certain activities pursuant to this Section 4.7 shall be extended by the length of time during which Buyer, Dalrada or any of their respective Affiliates is in breach of the terms of this Section 4.7.

Section 4.8.  Cooperation |HiddenPara|

. Buyer shall, and it shall cause the Company and its employees to, cooperate fully with Seller in order to enable Seller to enforce any and all rights of indemnity which Seller may be entitled to enforce against third parties, and, in connection therewith, Buyer shall, upon the request of Seller, provide Seller and its representatives, including third party insurers, with full access at all reasonable times to the books, records and documents of the Company which have been transferred to Buyer and to the employees of the Company and others to enable Seller to enforce its right of indemnity against third parties.

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ARTICLE 5.  Survival; Indemnification

Section 5.1.  Survival of the Representations, Warranties and Covenants |HiddenPara|

. The representations and warranties contained in or made pursuant to this Agreement shall not survive the closing of the transactions contemplated hereby. All covenants and agreements contained in this Agreement shall survive until performed in accordance with their terms.

Section 5.2.  Indemnification by Seller |HiddenPara|

. Seller shall indemnify and hold harmless Buyer from and against any liabilities for unpaid vacation time payable to John H. Sannes, Alberto Valderrama and other former employees furnished by the Company to the Company’s former client, American Tool & Engineering Corporation, pursuant to an Agreement between the Company and American Tool dated August 28, 2000. Seller shall have full control of the defense, compromise or settlement of these liabilities, and Buyer shall, and shall cause the Company and its employees to, cooperate fully with Seller in such defense, compromise or settlement.

Section 5.3.  Indemnity by Buyer |HiddenPara|

. Buyer shall indemnify and hold harmless Seller from and against any and all demands, claims, recoveries, obligations, losses, damages, deficiencies and liabilities, and all reasonable and related costs, expenses (including reasonable attorneys’ fees), interest and penalties, which any of them shall incur which results from the breach of any of the representations, warranties, covenants or agreements made by Buyer under this Agreement.

ARTICLE 6.  Tax Matters

Section 6.1.  Cooperation |HiddenPara|

. Each of Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods. Neither party shall dispose of, or allow any other Person to dispose of, any Tax or other workpapers, books or records relating to the Company during the six-year period following the date hereof, and thereafter shall give the other party written notice before any such items are disposed of and 90 calendar days to copy or take possession of the same prior to their disposition.

Section 6.2.  Post-Closing Elections |HiddenPara|

. At Seller’s request, Buyer shall or shall cause Company to make and/or join with Seller or its Affiliates in making any Tax election if the making of such election does not have a material adverse impact on Buyer or Company for any post-acquisition Tax period.

Section 6.3.  Reporting of Post-Closing Transactions |HiddenPara|

. To the extent permitted by applicable law or administrative practice of any Taxing Authority, (A) the taxable year of the Company shall close as of the close of business on the date hereof and (B) any transactions (other than the transactions contemplated by this Agreement) involving the Company that are not in the ordinary course of business occurring on the date hereof but after the closing shall be reported on Buyer’s Tax Returns to the extent permitted by Applicable Law or on the post-closing separate company returns of the Company (if the Company does not file a Tax Return with Buyer), and shall be similarly reported on all other Tax Returns of Buyer or its Affiliates to the extent permitted. In all events, Buyer shall be responsible for, and shall indemnify and hold Seller and its Affiliates harmless from, all Taxes related to transactions described in clause (B) of this Section 6.3.

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Section 6.4.  Carryback of Tax Attributes |HiddenPara|

. Without prior written consent of Seller, which consent shall be in the sole and absolute discretion of Seller, neither Buyer, its Affiliates nor Company shall carry back any net operating loss or other Tax attribute or item from a taxable year or taxable period commencing after the date hereof to a taxable year or taxable period ending on or before the date hereof in which Seller, its Affiliates or the Company has reported any taxable income or other tax attribute against which any such carry-back item can be utilized.

Section 6.5.  Accrued Tax Liabilities |HiddenPara|

. Buyer shall, and they shall cause the Company to, assume and pay the accrued tax liabilities of the Company as and when due.

ARTICLE 7.  Definitions.

Section 7.1.  “Affiliates” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, is controlling, or controlled by, or under common control with such specified Person.

Section 7.2.  “Buyer” has the meaning set forth in the recitals.

Section 7.3.  “Company” has the meaning set forth in the Preliminary Statement.

Section 7.4.  “Dalrada” has the meaning set forth in Section 1.3.1.

Section 7.5.  “Employee Benefit Plan” means each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, covering any present or former employee of the Company.

Section 7.6.  “Governmental Body” means any foreign, national, federal, state, provincial, local or municipal government (including any agency, branch, department, or division thereof and any court or other tribunal), quasi government, self-governing body or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

Section 7.7.  “Note” has the meaning set forth in Section 1.2.2.

Section 7.8.  “Knowledge” means the actual knowledge of Dickerson Wright or Jon Rodriguez.

Section 7.9.  “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

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Section 7.10.  “Purchase Price” has the meaning set forth in Section 1.1.

Section 7.11.  “Related Parties” has the meaning set forth in Section 4.6.

Section 7.12.  “Shares” has the meaning set forth in the Preliminary Statement.

Section 7.13.  “Seller” has the meaning set forth in the recitals.

Section 7.14.  “Tax Return” shall mean any return, report, estimate, declaration, information return or other statement or document (including any schedule or attachment thereto or any amendment thereof) filed or required to be filed with any federal, state, local or non-U.S. taxing authority in connection with the determination, assessment, collection, administration or imposition of, or otherwise relating to, any tax.

Section 7.15.  “Taxes” shall mean all taxes, charges, fees, customs, levies, duties, imposts, required deposits or assessments of any kind, including, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, Capital Stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, or other taxes, and any interest, penalties, additions to tax or additional amounts with respect thereto, imposed, assessed or collected by any taxing authority, and shall include any liability for any of the foregoing arising by contract or otherwise under applicable law.

Section 7.16.  “Taxing Authority” means any governmental authority responsible for the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

Section 7.17.  “Transfer Taxes” has the meaning set forth in Section 1.4.

ARTICLE 8.  General Provisions.

Section 8.1.  Entire Agreement |HiddenPara|

. This Agreement, including the schedules and exhibits hereto, together with the Security Agreement, Note and Financing Statements (which are hereby incorporated by reference and made a part hereof), supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto with respect of the subject matter hereof.

Section 8.2.  Expenses |HiddenPara|

. Except as otherwise specifically provided herein, whether or not the transactions contemplated herein are consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement.

Section 8.3.  Further Assurances |HiddenPara|

. From time to time prior to, at and after the date hereof, each party hereto will execute all such instruments and take all such actions as the other, being advised by counsel, shall reasonably request (and which it is reasonably within their respective powers to accomplish), in connection with the carrying out and effectuating of the intent and purposes hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the date hereof, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

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Section 8.4.  Notices |HiddenPara|

. Any notice or other communication required or permitted under this Agreement by any party to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand; (b) three days after the date of deposit in the mails, if mailed by certified or registered mail, postage prepaid, return receipt requested; (c) the next business day, if sent by a prepaid overnight courier service; or (d) when sent, if sent by facsimile transmission with a confirmation copy sent by first class mail on the date of fax transmission, and in each case addressed as follows:

If to Buyer:

c/o Warning Model Management, Inc.

9440 Santa Monica Boulevard, Suite 400

Beverly Hills, CA 90210

Attn: Brian Bonar

Telecopier: 858-277-5379

with a copy to:

Naccarato & Associates

19600 Fairchild Ave., Ste 260

Irvine, CA 92612

Telecopier: 949-861-9262

If to Seller:

Berryman & Henigar Enterprises

11590 West Bernardo Court, Suite 100

San Diego, CA 92127

Attn: Jon Rodriguez

Telecopier: 858.451.8625

with a copy to:

Thelen Reid & Priest LLP

875 Third Avenue

New York, New York 10022

Attention: Burton K. Haimes, Esq.

Telecopier: 212.829.2024

or to such other address or to such other person as any party hereto shall have last designated by notice to another party in accordance with the provisions of this Section 8.4.

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Section 8.5.  Assignment |HiddenPara|

. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.6.  Counterparts |HiddenPara|

. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.

Section 8.7.  Governing Law |HiddenPara|

. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York.

Section 8.8.  Consent to Jurisdiction; Waiver of Jury Right |HiddenPara|

. Each party to this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of a court sitting in New York County, New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such court), and further agrees that service of any process, summons, notice or document in accordance with the Notice provisions herein shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives to the fullest extent of permitted by applicable law, (a) any and all rights to trial by jury and (b) any objections such party may now or hereafter may have to the laying of venue, of any such action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby.

Section 8.9.  Headings |HiddenPara|

. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

Section 8.10.  Severability |HiddenPara|

. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first above written.

Seller:

BERRYMAN & HENIGAR ENTERPRISES

By:
Name:
Title:

Buyer:

WARNING MODEL MANAGEMENT, INC.

By:
Name:
Title:

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Exhibit 1

Employment Systems, Inc.

pro forma balance sheet

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Exhibit 1.2.2

Note

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Exhibit 1.3.1A

Dalrada Guaranty

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Exhibit 1.3.1B

Company Guaranty

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Exhibit 1.3.1C

Security Agreement

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Exhibit 1.3.1D

UCC-1 Financing Statements

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Schedule 2.6

1.	By letter dated August 6, 2004, the City of Pleasanton notified the Company that the City was terminating the Company’s contract for the provision of paratransit drivers, dispatchers and related personnel effective September 24, 2004.

2.	The Company has established a reserve of approximately $49,500 in connection with the bankruptcy of American Tool and Engineering Corporation.

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Exhibit 4.5

List of Resigning Officers and Directors

Frank Piedelieve
Francois Tardan
Dickerson C. Wright
Jon A. Rodriguez
Richard A. Tong
Burton K. Haimes

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Schedule 4.7.2A

List of California Counties

Alameda	Orange
Alpine	Placer
Amador	Plumas
Butte	Riverside
Calaveras	Sacramento
Colusa	San Benito
Contra Costa	San Bernardino
Del Norte	San Diego
El Dorado	San Francisco
Fresno	San Joaquin
Glenn	San Luis Obispo
Humboldt	San Mateo
Imperial	Santa Barbara
Inyo	Santa Clara
Kern	Santa Cruz
Kings	Shasta
Lake	Sierra
Lassen	Siskiyou
Los Angeles	Solano
Madera	Sonoma
Marin	Stanislaus
Mariposa	Sutter
Mendocino	Tehama
Merced	Trinity
Modoc	Tulare
Mono	Tuolumne
Monterey	Ventura
Napa	Yolo
Nevada	Yuba

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Schedule 4.7.2B

Resigning and Transferred Individuals

City of Santa Clarita	Employee
civil engineer	Cushman, larry
permit specialist	Jzyk, Jennifer,
permit specialist	Krulish, Richard
project manager	Aldrich, Evan
project manager	Spalione, John
temp. sr. engineer	Ondrozeck, Ronald
temp. assoc. engineer	Fernandez, Monica
traffic engineer	Royer, David
traffic signal specialist	Kim, Kang
contract bridge engineer	Barsam, Robert

City of Temecula
building inspector	Heer, James
GIS technician	Kangiowski, David
Prj. Counter Tech	Rush, Brandie Marie
Project engineer	Bragg, Laura
code enf	Grove, Jeffery
bldg insp	Jensen, Brett

City of San Clemente
assistant planer	Cunningham, Ross
building inspector	Farinella, Richard
building inspector	Ferguson, Robert
building inspector	Hardesty, John

City of Murrieta
building inspector	Bookin, Robert
building inspector	Cadien, Jeffrey
building inspector	Lehman, Herman
building inspector	Welch, Jerry
contract engineer	Diepholz, Eugene
engineer	Bartholomew, John

City of Lake Elsinore
assoc. civil engineer	Solomon, David

City of Laguna Niguel
grading engineer	Sharif, Abdulla

City of Morgan Hill
Project Manager/Engineer	Glen Ritter

9/24/04 4:38 PM NY #609867 v9